Exhibit 99.1
Autoliv Signs $1.1 Billion 7 Year Revolving Credit Facility

(Stockholm, Nov 8, 2005) - - Autoliv Inc. - the worldwide leader in automotive safety - has signed a new $1.1 billion seven year multi-currency revolving credit facility agreement with a group of 15 banks. The loan is for general corporate purposes including the refinancing of existing syndicated facilities amounting to $850 million. The loan margin of the facility has been significantly reduced to 0.175% p.a. over LIBOR from 0.425% given Standard and Poor's rating of A-. The margin reduction is due to both general market conditions and Autoliv's strong cash flow and balance sheet development. The loan margin will be stepped up to 0.20% during the last two years of the facility.

The act was adopted in 2004 by the U.S. Congress to provide for an 85% deduction on certain non-U.S. earnings that are repatriated to the United States before the end of this year and invested in accordance with a Domestic Reinvestment Plan, DRP.

Autoliv estimates that the internal transfer of SEK 2.5 billion under the Jobs Creation Act will reduce the Company's annual tax and interest expense by approximately $6 million during the next few years, given current interest rates in Sweden and the United States and exchange rates.

Autoliv estimates that the dividend will result in a one-time book tax expense of approximately $4 million in the third quarter when the dividend is paid.

This press release contains statements that are not historical facts but "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of the management of the Company and are naturally subject to the uncertainty and to the changes of circumstances. The forward-looking statements in connection with the decision to pay the one-time internal dividend contained in this document involve risks and uncertainties which could cause deviations from what is planned. The Company undertakes no obligation to update the projected statements.

Inquiries:
Magnus Lindquist, Vice President Finance. Tel. +46 (0)8 58 72 06 12
Ray Pekar, Director Investor Relations, Tel. +1 (248) 475-0427